Exhibit 99.1

For Immediate Release

February 10, 2011

LBI Media, Inc. Announces Preliminary Financial Results for the Fourth Quarter and Full Year 2010

•	Company expects to report year-over-year net revenue growth of 19% for the three months ended December 31, 2010, its fourth consecutive quarter of year-over-year revenue growth

•	Company expects to report Adjusted EBITDA(1) between $8.7-$9.2 million for the three months ended December 31, 2010, an increase of 37%- 45%, as compared to the same period in 2009

•	Company expects to report full year 2010 net revenue growth of 13% and Adjusted EBITDA(1) growth between 2%-3%

•	Company to report final fourth quarter and full year 2010 results on Monday, March 7, 2011

Burbank, CA, February 10, 2011 – LBI Media, Inc. today announced its preliminary financial results for the fourth quarter and for the full year ended December 31, 2010.

For the three months ended December 31, 2010, the Company expects net revenue to be approximately $30.7 million, an increase of 19%, as compared to $25.9 million for the same period in 2009. Net revenues for the twelve months ended December 31, 2010 are expected to be approximately $115.7 million, an increase of 13%, as compared to $102.9 million for 2009.

Adjusted EBITDA(1) for the fourth quarter of 2010 is expected to increase by 37%-45%, or between $2.3-$2.8 million, to between $8.7-$9.2 million from $6.4 million for the same period in 2009. For the full year 2010, Adjusted EBITDA is expected to increase by 2%-3%, or between $0.6-$1.1 million, to between $35.2-$35.7 million from $34.6 million for the same period in 2009.

Commenting on the Company’s preliminary fourth quarter and full year 2010 financial results, Lenard Liberman, Chief Executive Officer and President, said, “As the U.S. economy strengthens, and the advertising industry continues to expand, LBI continues to benefit from the strong position of its radio and television assets. Our radio and television stations continue to rank among the top Hispanic stations and our programming continues to capture the attention of audiences and advertisers. Additionally, it has been a little over a year since our EstrellaTV network has launched, and we believe the performance and growth of the network has been a resounding success that has contributed significantly to the value of our company.

“Our preliminary results for the fourth quarter of 2010 represent the fourth consecutive quarter of year-over-year revenue growth. We are experiencing revenue growth in both our core radio and television segments. EstrellaTV has also contributed to our revenue growth, showing sequential revenue growth every quarter since we launched the network. EstrellaTV truly shines and has surpassed our initial ratings and revenue expectations.”

The EstrellaTV network reaches 77% of all U.S. Hispanic television households and is represented in 18 of the top 20 U.S. Hispanic television designated market areas. EstrellaTV was ranked the #4 Hispanic network behind Univision’s Telefutura in primetime during November 2010 sweeps among Hispanic Adults ages 18-49 and 25-54.

The Company noted that its financial results for the three and twelve months ended December 31, 2010 presented in this press release are preliminary and subject to the completion of its financial closing and year-end audit processes. Therefore, the Company will provide a reconciliation of its fourth quarter and full year 2010 Adjusted EBITDA to its most directly comparable U.S. Generally Accepted Accounting Principles (“GAAP”) financial measure, net income or loss, in its press release announcing its audited financial results for the year ended December 31, 2010.

The Company will provide more detailed information about its fourth quarter and full-year 2010 financial results on Monday, March 7, 2011 on its regularly scheduled financial results announcement and conference call. The call will be held at 4:00pm ET/1:00pm PT. The Company will send out a separate press release with the details of this call.

(1)	The Company defines Adjusted EBITDA as net income or loss less discontinued operations, net of income taxes, plus income tax expense or benefit, gain or loss on sale and disposal of property and equipment, net interest expense, interest rate swap expense or income, impairment of broadcast licenses and long-lived assets, depreciation and amortization, stock-based compensation expense and other non-cash gains and losses. Management considers Adjusted EBITDA an important indicator of the Company’s financial performance, as it eliminates the effects of certain non-cash items, discontinued operations and its capital structure. Additionally, it provides useful information to investors regarding the Company’s financial condition and results of operations and its historical ability to service debt. This measure should be considered in addition to, but not as a substitute for, or superior to, other measures of liquidity and financial performance prepared in accordance with accounting principles generally accepted in the U.S., such as cash flows from operating activities, operating income or loss and net income or loss. In addition, the Company’s definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures.

About LBI Media, Inc.

LBI Media, Inc. is a direct wholly owned subsidiary of LBI Media Holdings, Inc. LBI Media, Inc. is one of the largest Spanish-language radio and television broadcasters in the United States, based on revenues and number of stations. The Company owns 21 radio stations (fifteen FM and six AM) and nine television stations in greater Los Angeles, California (including Riverside, San Bernardino and Orange counties), Houston, Texas, Dallas-Ft. Worth, Texas, San Diego, California, New York, New York, Salt Lake City, Utah, Phoenix, Arizona, Denver, Colorado, and Chicago, Illinois. The Company uses its television production facilities, located in Burbank, California, to produce its television programming. The Company also has affiliates in twenty-nine markets in various states serving specific market areas, including seven in California and Texas, four in Florida, two in Arizona and Nevada, and one each in Kansas, Nebraska, New Mexico, New York, North Carolina, Oklahoma, and Oregon.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of LBI Media’s radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, the successful integration of television and radio assets the Company acquires, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, the Company’s actual performance and results may differ significantly from those anticipated in the forward-looking statements. Please see the recent public filings of LBI Media’s parent, LBI Media Holdings, Inc., for information about these and other risks that may affect the Company. LBI Media and its parent, LBI Media Holdings, Inc., undertake no obligation to update or revise the information contained herein because of new information, future events or otherwise, except as required by law.

Contact: Wisdom Lu, CFA

Chief Financial Officer

(818) 729-5316